GENERAL PHOTONICS AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

ASSETS

		September 30, 2018 (Unaudited)		December 31, 2017
Current assets				
Cash and cash equivalents	$	2,130,045	$	1,136,673
Short term investments		1,566,803		1,565,777
Accounts receivable, net		1,973,978		1,877,254
Loan to related party		198,531		227,943
Inventories		2,088,022		1,765,055
Other current assets		88,447		78,908
		8,045,826		6,651,610
Property and equipment, net		141,399		177,163
Intangible assets, net		1,131,385		1,185,270
Other assets		34,040		34,040
Total assets	$	9,352,650	$	8,048,083

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities				
Accounts payable	$	795,367	$	560,952
Customer deposits		52,906		380,947
Tax payables		97,231		33,495
Accrued expenses		532,485		320,624
Liabilities held to dispose		271,467		269,809
Total current liabilities		1,749,456		1,565,827
Other liabilities		36,306		1,500
Total liabilities		1,785,762		1,567,327
Commitment and Contingencies (Note 10)				
Stockholders' Equity				
Common stock: no par value, 50,000,000 shares authorized, 19,117,686 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively		2,408,091		2,396,339
Retained earnings		5,078,012		4,011,124
Accumulated other comprehensive income		80,785		73,293
Total stockholders' equity		7,566,888		6,480,756
Total liabilities and stockholders' equity	$	9,352,650	$	8,048,083

The accompanying notes are an integral part of these financial statements.

GENERAL PHOTONICS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPRESHENIVE INCOME

		For the nine months ended September 30, 2018		2017
		(Unaudited)		(Unaudited)
Revenues	$	7,711,898	$	6,091,012
Cost of revenues		3,665,234		2,282,833
Gross profit		4,046,664		3,808,179
Operating expenses				
Marketing and selling expenses		700,045		808,771
Depreciation and amortization		158,709		162,006
Payroll expenses and benefits		985,019		1,184,324
General administrative expenses		702,978		710,763
Total Operating Expenses		2,546,751		2,865,864
Income from operations		1,499,913		942,315
Other income (expenses)				
Interest income		10,063		4,820
Other expenses, net		10,327		(15,461)
Total other income (expenses), net		20,390		(10,641)
Net income before provision of income taxes		1,520,303		931,674
Provision of income taxes				
Income tax provision		409,121		273,089
Net income from countinued operation		1,111,182		658,585
Loss from discountinued operation		(44,294)		(46,007)
Net income		1,066,888		612,578
Other comprehensive income (loss)				
Foreign currency translation adjustments		7,492		(4,925)
Total comprehensive income	$	1,074,380	$	607,653

The accompanying notes are an integral part of these financial statements.

GENERAL PHOTONICS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Number of Shares		Common Stock		Retained Earnings		Accumulated Other Comprehensive Income (Loss)		Total Shareholders' Equity
Balance as of December 31, 2016	19,117,686	$	2,478,203	$	3,112,930	$	78,570	$	5,669,703
Withdrawal of share issuance	(300,000)		(150,000)		-		-		(150,000)
Share based compensation	-		12,143		-		-		12,143
Options exercised	133,000		21,945		-		-		21,945
Net income	-		-		612,579		-		612,579
Foreign currency translation	-		-		-		(4,925)		(4,925)
Balance as of September 30, 2017 (unaudited)	18,950,686	$	2,362,291	$	3,725,509	$	73,645	$	6,161,445
Balance as of December 31, 2017	19,050,686	$	2,396,339	$	4,011,124	$	73,293	$	6,480,756
Share based compensation	-		11,752		-		-		11,752
Net income	-		-		1,066,888		-		1,066,888
Foreign currency translation	-		-		-		7,492		7,492
Balance as of September 30, 2018 (unaudited)	19,050,686	$	2,408,091	$	5,078,012	$	80,785	$	7,566,888

The accompanying notes are an integral part of these financial statements.

GENERAL PHOTONICS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the nine months ended Septamer 30, 2018 (Unaudited)	2017 (Unaudited)
Cash flows from operating activities:		
Net income	$ 1,111,182	$ 658,585
Adjustments to reconcile net income to		
Net cash provided by (used in) operating activities:		
Depreciation and amortization	158,709	162,006
Recovery of bad debt	(33,440)	(53,122)
Share-based compensation	11,752	12,143
Loss on disposal of equipment	-	-
Changes in operating assets and liabilties in:	-	-
Accounts receivable	(90,427)	426,891
Inventories	(320,321)	(537,330)
Other current assets	(9,539)	(33,550)
Other assets	7	8,001
Accounts payable	218,524	(12,263)
Customer deposits	(328,041)	(109,119)
Tax payable	63,709	(515,891)
Accrued expenses	211,861	(150,944)
Other liabilities	34,806	(8,000)
Net cash provided by (used in) operating activities from countinued operatio	1,028,782	(152,592)
Net cash used in operating activities from discountinued operation	(56,870)	(2,716)
Cash flows from investing activities:		
Purchase of property and equipment and intangible assets	(68,607)	(46,524)
Additions of short-term investments	(1,026)	(112,463)
Proceeds from options exercised	-	21,945
Refund of shares cancelled	-	(150,000)
Net cash used in investing activities	(69,633)	(287,042)
Cash flows from financing activities:		
Repayments of related party loan	29,412	342,471
Net cash provided by investing activities	29,412	342,471
Effect of exchange rate	2,045	1,456
Net increase (decrease) in cash and cash equivalents	933,736	(98,423)
Cash and cash equivalents, Beginning of Period	1,229,258	592,100
Cash and cash equivalents, End of Period	2,162,994	$ 493,677
Less: cash from discountinued operation, end of period	(32,949)	(122,881)
Cash and cash equivalents from continuing operations, end of period	$ 2,130,045	$ 370,796
Supplemental disclosure of cash flow information		
Income taxes paid	$ -	$ -
Interest paid	$ 414,961	$ 793,708

The accompanying notes are an integral part of these financial statements.

GENERAL PHOTONICS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 – Nature of business

General Photonics corporation (the "Company"), incorporated in the state of California on April 28, 1995, primarily engages in developing and building innovative optical instruments and modules for optical networks, sensor systems, and biomedical diagnosis systems. To further develop and expand its research capability and lower operating costs, a wholly-owned subsidiary was formed and registered in Beijing, China ("PRC") in 2004 under the name of General Photonics (Beijing) Co. Ltd. (the "Beijing GP") who acts a buyer on behalf of the Company.

Note 2 – Summary of significant accounting policies

Basis of Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America ("GAAP").

The consolidated financial statements include the accounts of Beijing GP, a wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the accompanying consolidated statements of operations and cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Company's consolidated financial statements include the collectability of accounts receivable, the useful lives and impairment of long-lived assets, the fair value of stock options granted and stock-based compensation expense, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash includes cash on hand, bank deposits and certificates of deposits, and highly liquid investments with an original maturity of three months or less when purchased as cash and cash equivalents.

Short-term Investments

The Company invests cash in excess of its immediate needs in money markets funds, certificates of deposits and fixed income securities at two banks to earn investment income. Short-term investments are reported at fair value.

As of September 30, 2018 and December 31, 2017, the Company held $1,566,803 and $1,565,777 short-term investments with the maturity dates longer than three months but less than twelve months.

Accounts Receivable, net

The Company generally receives payments within 30 to 90 days term. The Company records accounts receivable net of allowance for doubtful accounts for estimated losses. The Company reviews the composition of accounts receivable on a periodic basis and makes general and specific allowance when there is a doubt as to the collectability of individual balances. The amount of the provision, if any, is recognized in the statement of income within the selling, general and administrative expenses. Accounts are written off after appropriate collection efforts are conducted. As of September 30, 2018 and December 31, 2017, the Company reserved \$29,770 and \$51,093 for doubtful accounts receivables, respectively.

Concentrations of Credit Risk

The standard insurance coverage for non-interest-bearing transaction accounts in the United States is \$250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest-bearing transaction accounts in the PRC is RMB 500,000 (approximately \$76,800) per depositor per bank under the applicable Chinese general deposit insurance rules. As of September 30, 2018 and December 31, 2017, \$3,300,762 and \$2,317,723 cash and cash equivalents and short-term investments were uninsured, respectively.

One customer accounted for 14.0% of the total sales of the Company for the nine months ended September 30, 2018, and its accounts receivable accounted 9.8% of total accounts receivable as of September 30, 2018. For the nine months ended September 30, 2017, one customer accounted for 12.6% of total sales of the Company, and its accounts receivable accounted 8.4% of total accounts receivable as of September 30, 2017.

Purchases made from two vendors accounted for 16.0% and 12.6%, totaling 28.6% of total purchases of the Company for the nine months ended September 30, 2018. Accounts payable due to these vendors accounted for 7.8% and 16.8%, totaling 24.6% of total accounts payable as of September 30, 2018.

Purchases made from one vendor accounted for 14.7% of total purchases of the Company during the nine months ended September 30, 2017. Accounts payable due to this vendor accounted for 19.0% of total accounts payable as of September 30, 2017.

Inventories

Inventories mainly consist of finish goods, work in process and raw materials valued at the lower of cost or net realizable value. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory and additional cost of goods sold when the carrying value exceeds net realizable value. As of September 30, 2018 and December 31, 2017, the Company determined no inventory allowance deemed necessary for slow moving and obsolete items.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets for financial statement purposes and by accelerated methods for income tax purposes. Estimated useful lives for financial statement purposes are as follows:

Machinery and equipment	3-5 years
Furniture and fixtures	5 years
Leasehold improvements	39 years

Maintenance, repairs and minor renewals are charged to earnings when they are incurred. When there is a disposition of an asset, its accumulated depreciation is deducted from the original cost, and any gain or loss is reflected in current earnings.

Intangible Assets

Intangible assets consist of patents related to certain intellectual property that the Company developed or purchased. The Company amortizes the identified intangible assets over their estimated useful lives, generally fifteen years, and analyzes the reasonableness of the remaining useful life whenever events or circumstances indicate that the carrying amount may not be recoverable to determine whether their carrying value has been impaired.

Impairment of Long-Lived Assets

In accordance with ASC 360, the Company evaluates long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, an impairment loss is recognized based on the excess of the carrying value over the fair value. No impairment was recognized for the nine months ended September 30, 2018 and 2017.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board ("FASB") ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

For cash and cash equivalents, short-term investments, accounts receivables, inventories, accounts payable, and customer deposits, the carrying amounts of these items approximated fair values because of the short-term nature of these instruments.

Customer deposits

Customer deposits represent amounts advanced by one customer for all of its annual purchase orders. The product normally is delivered to the customer periodically per the customer's instruction, and the related sale is recognized in accordance with the Company's revenue recognition policy once the products are shipped and the deposits are applied. Milestone payments may be made by the customer based on the progress of the purchase orders. As of September 30, 2018 and December 31, 2017, the Company had customer deposits in the amounts of $52,906 and $380,947, respectively.

Revenue Recognition

Revenues from product sales are generated by the sale of commercial products under various sales programs to the end users and through distribution channels. The Company sells fiber optic measurement components and instruments to end users directly or indirectly for use in numerous fiber-optic-based measurement applications. Revenues are recorded net of applicable sales taxes collected from retail customers and payable to state or local governmental entities.

The Company recognizes revenue in accordance with ASC 605-10-S99, *Revenue Recognition-Overall-SEC Materials*. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The Company recognizes its product revenue upon the delivery of the products, provided all other revenue recognition criteria have been met.

Share-Based Payment

The Company accounts for stock-based compensation costs under the provisions of ASC 718, *Compensation—Stock Compensation*, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported.

Discontinued Operation

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations (which we presented as operations to be disposed and discontinued operation), less applicable income taxes

(benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company's subsidiary in the PRC use the Chinese renminbi (RMB) as its functional currency and the parent company in the United States uses the United States dollar as its functional currency. In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities of Beijing GP whose functional currency is RMB into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders' equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other Income, net for the period in which exchange rates change.

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company's consolidated financial statements in accordance with GAAP. The calculation of the Company's tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company's tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company's estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company's income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the nine months ended September 30, 2018 and 2017, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiary based upon the Company's intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of September 30, 2018 and December 31, 2017, the Company's foreign

subsidiary operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Recent Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, *Leases*, which requires a lessee to recognize in its statement of financial position an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee's right to use the underlying asset for the lease term. The amendment is effective for fiscal years beginning after December 15, 2019 for private companies, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

In May 2014, the FASB issued FASB ASU No. 2014-09, *"Revenue from Contracts with Customers (Topic 606),"* which supersedes the revenue recognition requirements in ASC 605, "Revenue Recognition". The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle. ASU 2014-09 requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In August 2015, the FASB issued *FASB ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date"*, which deferred the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued *FASB ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)"*. ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued *ASU No. 2016-10, "Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing."* ASU 2016-10 clarifies the implementation guidance in Topic 606 for identifying performance obligations and determining when to recognize revenue on licensing agreements for intellectual property. In May 2016, the FASB issued *ASU No. 2016-11, "Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting."* ASU 2016-11 rescinds certain SEC staff comments previously made in regard to these ASU's. In May 2016, the FASB issued *ASU No. 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients"* that provide guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. ASU 2014-09 (including all related ASU's) is effective for private reporting entities for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, using one of two retrospective application methods. The Company is currently evaluating the effect that the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, ASU 2016-20, ASU 2017-13 and ASU 2017-14 will have on our consolidated financial statements.

In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-04, *Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.* This update simplifies the subsequent measurement of goodwill. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The accounting standard will be effective for reporting periods beginning after December 15, 2019. We do not expect ASU 2017-04 will have a material impact on our financial statements.

Note 3 – Discontinued operation

On the beginning of 2018, the Company decided to cease the operation of Beijing GP and started the process of closing the entity in Beijing, China. As of September 31, 2018, the closure process has not yet completed. In accordance with ASU 2014-08, the result of operations of Beijing GP as of September 30, 2018 was presented as discontinued operation in the consolidated financial statements. The net deficiency of Beijing GP as of September 30, 2018 is as following:

		September 30, 2018
		(Unaudited)
Cash and cash equivalents	$	32,949
Inventories		43,590
Property and equipment, net		3,435
Total assets	$	79,974
Accounts payable	$	255,299
Government subsidy		95,993
Tax payables		149
Total liabilities		351,441
Net deficit		(271,467)

Operation result of prior period for Beijing GP were reclassified to conform with the current period presentation.

Note 4 – Inventories

Inventories consisted of the following as of September 30, 2018 and December 31, 2017:

		September 30, 2018		December 31, 2017
		(Unaudited)		
Finished goods	$	291,924	$	397,091
Work-in-process		398,923		378,813
Raw materials		1,397,175		989,151
Total	$	2,088,022	$	1,765,055

Note 5 – Property and equipment, net

Property and equipment, net consist of the following:

		September 30, 2018		December 31, 2017
		(Unaudited)		
Leaseholder improvement	$	64,291	$	59,211
Machinery and equipment		672,674		654,981
Furniture and fixtures		29,567		29,584
		766,532		743,776
Less: accumulated depreciation		(625,133)		(566,603)
Total property and equipment, net	$	141,399	$	177,173

The depreciation expense for the years ended September 30, 2018 and 2017 were $63,435 and $67,878, respectively.

Note 6 – Intangible assets, net

Intangible assets, net consist of the following:

		September 30, 2018		December 31, 2017
		(Unaudited)		
Self-developed patents, cost	$	519,970	$	520,381
In-process research and development		100,881		59,082
Intelligent property purchased, cost		1,000,000		1,000,000
		1,620,851		1,579,463
Less: accumulated amortization		(489,466)		(394,193)
Intangible assets, net	$	1,131,385	$	1,185,270

Amortization for the years ended September 30, 2018 and 2017 were $95,274 and 94,128, respectively. Estimated aggregate amortization, based on the net value of intangible assets at September 30, 2018, for each of the next five years and beyond is as follows:

Year ending December 31,		
Remaining period of 2018	$	31,758
2019		95,274
2020		95,274
2021		95,274
2022		95,274
2023 and thereafter		617,650
	$	1,030,504

Note 7 – Accrued expenses

Accrued expenses consisted of the following as of September 30, 2018 and December 31, 2017:

		September 30, 2018		December 31, 2017
		(Unaudited)		
Commission payable	$	365,728	$	275,907
Accrued bonus		-		33,100
Accrued insurances		52,988		-
Accrued design fee		60,000		-
Other fees accrued		53,769		11,617
Total	$	532,485	$	320,624

Note 8 – Related party transaction

On June 29, 2016, the Company entered a promissory note agreement to lend $550,000 to a major shareholder and officer. The note has a stated term of two years and bears interest at a rate of 0.35% per annum. At September 30, 2018 and December 31, 2017, the balance of the promissory note was $198,531 and $227,943 including unpaid interest outstanding, respectively.

Subsequently, the promissory note was paid off on March 1st, 2019 as part of the acquisition agreement entered with Luna Technologies, Inc. See Note 12 for details.

Note 9 – Stockholder's Equity

Stock Option Plan

In May 2000, the board of Directors and shareholders approved the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan provides for the grant of stock options at prices not less than 85% (110% if the award is issued to a 10% shareholder) of the fair market value at the date of grant. The Plan provides for the grant of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company with terms of up to ten years. Options generally vest 25% after one year of service, and ratably over 36 months thereafter. An option granted to a person who is a 10% or greater shareholder on the date of grant shall not be exercisable more than five years after the date it is granted. Options typically expire within 30 days of the recipient's termination of service to the Company. A total of 2,000,000 shares were reserved under the Plan.

The following table summarizes activity under the Plan for the years ended September 30, 2018 and December 31, 2017:

	Number of Shares	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual (years)
Outstanding at December 31, 2016	750,000	$ 0.18	7.0
Nonvested as of December 31, 2016	286,666	$ 0.17	7.8
Exercisable as of December 31, 2016	463,334	$ 0.19	6.6
Granted	-	-	-
Exercised	(233,000)	0.17	-
Cancelled or forfeited	(67,000)	0.17	-
Outstanding at December 31, 2017	450,000	$ 0.19	5.7
Nonvested as of December 31, 2017	89,583	$ 0.17	7.0
Exercisable as of December 31, 2017	360,417	$ 0.18	5.8
Granted	-	-	
Exercised	-	-	
Cancelled or forfeited	-	-	
Outstanding at September 30, 2018 (unaudited)	450,000	$ 0.19	4.9
Nonvested as of September 30, 2018 (unaudited)	18,750	$ 0.17	6.4
Exercisable as of September 30, 2018 (unaudited)	431,250	$ 0.19	4.9

The Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares sufficient to affect the shares granted and available for grant under the Company's stock option plan. The remaining numbers of shares of Common Stock reserved for the 2000 Plan were 1,550,000 and 1,550,000 shares at September 30, 2018 and December 31, 2017, respectively.

The following table summarized the Company's nonvested options awards activity for the years ended September 30, 2018 and December 31, 2017:

Balance at December 31, 2016	286,666
Granted	-
Replaced	-
Vested	(130,083)
Forfeited	(67,000)
Balance at December 31, 2017	89,583
Granted	-
Replaced	-
Vested	(70,833)
Forfeited	-
Balance at September 30, 2018 (unaudited)	18,750

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company's common stock on grant dates and a simplified method was used to estimate the expected term of the options granted. Assumptions used to compute the grant date fair value of employee stock option grants for the years ended December 31, 2015 is as follows:

Expected term (years)	9
Dividend yield	0%
Expected volatility	76% - 82%
Risk-free interest rates	1.12%-1.27%

There were no stock options granted during the nine months ended September 30, 2018 and 2017.

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the same industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the "simplified" method for "plain vanilla" options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company's stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

The Company recognized compensation cost and the related additional paid-in capital of and $11,752 and $12,143 for the nine months ended September 30, 2018 and 2017, respectively. As of September 30, 2018 and December 31, 2017, the total unrecognized compensation costs for outstanding unvested options were $nil and $11,752, respectively.

Note 10 – Commitment

The Company entered an agreement to amend the operating lease agreement for its facility in Chino, California commencing as of October 1, 2015 and expiring on September 30, 2017. The Company is responsible for property taxes, insurance, utilities and maintenance costs.

On August 25, 2017, the Company entered a lease agreement at a new office building located in Chino, California. The lease has a three-year term commencing on November 1, 2017 and expiring on October 31, 2020. The agreement provides the Company a three-year renew option. The Company is also responsible for property taxes, insurance, utilities and maintenance costs of common area pursuant to the lease agreement.

The minimum future base lease payments over the lease terms as followings:

Years ending Dec 31		
Remaining period of 2018	$	94,550
2019		389,548
2020		332,698
	$	816,796

Rent expense under the above operating leases amounted to $231,367 and $68,600 for the nine months ended September 30, 2018 and 2017, respectively.

Note 11 – Income taxes

For the nine months ended September 30, 2018 and 2017, provision for income tax of the Company were $409,121 and $273,089, respectively.

Significant components of the deferred tax assets and liabilities for federal income taxes as of September 30, 2018 and December 31, 2017 consisted of the following:

		September 30, 2018		December 31, 2017
		(Unaudited)		
Deferred tax assets				
Allowance for bad debts	$	38,500	$	38,500
Deferred tax liabilities				
Depreciation and intangible assets		(40,000)		(40,000)
Deferred tax, net	$	(1,500)	$	(1,500)

The following table reconciles the US statutory rates to the Company's effective tax rate for the years ended September 30, 2018 and 2017:

	2018	2017
	(Unaudited)	(Unaudited)
Federal Statutory rate	21.0%	34.0%
State taxes	8.8%	8.8%
Permanent items	0.0%	0.0%
Foreign rate difference	(9.0%)	(9.0%)
True-up items	6.9%	(3.0%)
Effective tax rate	27.7%	30.8%

The Company is subject to income tax in the U.S. Federal and certain state jurisdictions. The Company has completed a corporate income tax return audit by the U.S. Federal government for the year ended December 31, 2016. No adjustment was proposed to be made on the Company's 2016 tax return, including but not limit to taxable income, the current and deferred tax provision and deferred taxes as of December 31, 2016. The Company is no longer subject to federal or state examinations by tax authorities for years prior to 2016.

The Company's PRC subsidiary is subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company's tax filings are subject to the PRC tax bureau's examination for a period up to five years. The Company is not currently under any examination by the PRC tax bureau.

Note 12 – Subsequent events

On November 2018, 80,000 shares of employee options were exercised with the 0.30 exercise price per share. $24,000 cash was received upon the exercise and the Company issued 80,000 shares of common stock accordingly.

On March 1, 2019, the outstanding stock of the Company was sold to Luna Technologies, Inc., a wholly-owned subsidiary of Luna Innovations Incorporated, for cash consideration of $19.0 million. The stock purchase agreement provides for additional contingent cash consideration of up to $1.0 million based upon the achievement of specified revenue targets during the twelve months period following the date of the sale. The purchase price is also subject to a positive or negative adjustment based upon the determination of final working capital compared to a target working capital value as specified in the stock purchase agreement.

The Company has evaluated subsequent events through May 14, 2019, the date the financial statements were available to be issued and except below no other events that require adjustment of, or disclosure in the financial statements.